Project Secure July 2019 – Financial Results September 9, 2019

Financial Results Summary – July 2019 YTD The Company shared its preliminary, unaudited July 2019 financial results. The illustrative table to the right compares budgeted versus preliminary unaudited actuals for certain metrics as of and for the seven months ended July 2019 . Total Revenue was $7.6M or 2.5% below budget due to lower revenue than budget for retention and move jobs . Total Adjusted EBITDA was $3.4M or 2.0% below budget due to aforementioned revenue variance, offset by favorable expenses to budget . End of Period Subscribers were 879.8K, 0.3% lower than forecasted, driven by lower accounts created , partially offset by favorable attrition . Consolidated Creation Multiple (“CCM”) was 37.8x, 5.6% higher than budget, due to favorable volume from higher multiple dealers and an unfavorable multiple in the direct to consumer channel [ 1 ]

Financial Results Summary – July 2019 MTD The Company shared its preliminary, unaudited July 2019 financial results. The illustrative table to the right compares budgeted versus preliminary unaudited actuals for certain metrics as of and for the month ended July 31, 2019 . Total Revenue was $2.1M or 4.6% below budget due to lower revenue than budget for retention and move jobs . Total Adjusted EBITDA was $2.2M or 9.1% below plan primarily due to the aforementioned revenue variance . End of Period Subscribers were 879.8K, 0.3% lower than forecasted, driven by lower accounts created than plan being partially offset by favorable attrition . Consolidated Creation Multiple (“CCM”) was 38.7x, 9.6% higher than budgeted due to favorable volume from higher multiple dealers and an unfavorable multiple in the direct to consumer channel [ 2 ]

Financial Results Net loss to Adjusted EBITDA – July 2019 MTD and YTD The Company shared its preliminary, unaudited July 2019 financial results. The illustrative table to the right compares budgeted versus preliminary unaudited actuals for certain metrics for the month and seven months ended July 2019 [ 3 ]